                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of November __, 2000, is made between The Quizno's Corporation, a Colorado corporation (the "Company"), and Richard E. Schaden ("Employee").

1.       EMPLOYMENT

         The Company will employ Employee and Employee will accept employment by the Company as its Chairman of the Board ("Chairman"), President and Chief Executive Officer ("CEO"). Employee will have the authority, subject to the Company's Articles of Incorporation and Bylaws, as may be granted from time to time by the Board of Directors of the Company. Employee will perform the duties assigned to the Chairman, President and CEO in the Company's Bylaws, the duties customarily performed by the Chairman, President and CEO of a corporation which is similar to the Company and such other duties as may be assigned from time to time by the Board of Directors of the Company, which relate to the business of the Company, its subsidiaries or any business ventures in which the Company or its subsidiaries may participate.

2.       ATTENTION AND EFFORT

         Employee will devote all of his productive time, ability, attention and effort to the Company's business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities,
(b) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 8 hereof, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee's duties under this Agreement.

3.       TERM

         Unless otherwise terminated pursuant to Section 6 of this Agreement, Employee's term of employment under this Agreement shall expire five (5) years and six (6) months from the date of this Agreement.

4.       COMPENSATION

         During the term of this Agreement, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

         4.1      BASE SALARY

         Employee's compensation shall consist, in part, of an annual base salary of Four Hundred Eighty One Thousand Dollars ($481,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of the Company are paid. Upon each of the first and second anniversaries of the date of this Agreement, Employee shall receive a raise in his annual base salary of five percent (5%) or a greater amount determined by and in the sole discretion of the Board of Directors of the Company.

         4.2      BONUS

         Employee shall be entitled to receive, in addition to the annual base salary described above, an annual bonus after the end of each calendar year based upon the Company's EBITDA for such calendar year, calculated in accordance with the following schedule: (a) Employee shall receive an annual bonus of four percent (4%) of the Company's EBITDA up to the amount of EBITDA projected in the annual budget approved by the Company's Board of Directors at the beginning of the applicable calendar year, plus (b) to the extent actual EBITDA exceeds budgeted EBITDA for that calendar year, then Employee shall receive an annual bonus of twelve percent (12%) of the amount of such excess EBITDA.

5.       BENEFITS

         During the term of this Agreement, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of the Company's Board of Directors (or any person or committee appointed by the Board of Directors to determine fringe benefit programs and other emoluments).

         Company will pay to or on behalf of Employee a monthly automobile allowance of up to six hundred twenty dollars ($620.00) for the cost of a vehicle and up to one hundred fifty dollars ($150.00) for the cost of insurance on that vehicle.

         In addition to other insurance benefits provided by the Company, Employer will pay one half of the annual premium for disability insurance for Employee's benefit.

6.       TERMINATION

         Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 8 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

         6.1      BY THE COMPANY

         With or without Cause (as defined below), the Company may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

         6.2      BY EMPLOYEE

         Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

         6.3      NOTICE

         The term "Notice of Termination" shall mean at least 30 days' written notice of termination of Employee's employment, during which period Employee's employment and performance of services will continue; provided, however, that the Company may, upon notice to Employee and without reducing Employee's compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee's employment hereunder shall be the date on which such 30-day period expires.

7.       TERMINATION PAYMENTS

         In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 7:

         7.1      TERMINATION BY THE COMPANY

         If the Company terminates Employee's employment without Cause prior to the end of the term of this Agreement, Employee shall be entitled to receive the greater of (a) (i) termination payments equal to the base salary and bonus Employee would have received if his employment hereunder had continued until the end of the term of this Agreement and (ii) any unpaid base salary and bonus which has accrued for services already performed as of the date termination of Employee's employment becomes effective; or (b) a severance payment equal to three (3) years bases salary and bonus ("Severance"). The Severance will be calculated using (x) actual base salary as of the termination date plus annual increases thereafter (as provided by Section 4.1) and (y) bonus as calculated in
Section 4.2, provided that the bonus payment will not be less than four hundred thousand dollars ($400,000) for each year in which the Severance payment is due. If Employee is terminated by the Company for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

         7.2      TERMINATION BY EMPLOYEE

         In the case of the termination of Employee's employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (a)(ii) of Section 7.1 hereof.

         7.3      EXPIRATION OF TERM

         In the case of a termination of Employee's employment as a result of the expiration of the term of this Agreement, (a) if Company decides not to renew Employee's employment under terms at least as favorable as exist as of the expirations date, Employee shall be entitled to the Severance payment; (b) if Employee decides not to renew his employment, Employee will not be entitled to receive any payments hereunder, other than those set forth in clause (a) (ii) of
Section 7.1 hereof.

         7.4      PAYMENT SCHEDULE

         All payments under this Section 7 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

         7.5      CAUSE

         Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall include, but not be limited to, the occurrence of one or more of the following events:

                  (a) Failure or refusal to substantially perform the lawful duties of Employee described in Section 1 hereof or any directions of the Board of Directors of the Company, which directions are reasonably consistent with the duties herein set forth to be performed by Employee after the Board of Directors has made a written demand for performance that specifically identifies the manner in which it believes that Employee has not substantially performed his duties and Employee, after receipt of such notice, fails to correct the deficiency indicted in the notice;

                  (b) Violation by Employee of a state or federal criminal law involving the commission of a crime against the Company or a felony; or

                  (d) Any other material violation of any provision of this Agreement.

8.       NONCOMPETITION AND NONSOLICITATION

         8.1      APPLICABILITY

         This Section 8 shall survive the termination of Employee's employment with the Company or the expiration of the term of this Agreement.

         8.2      SCOPE OF COMPETITION

         Employee agrees that he will not, directly or indirectly, during his employment and for a period of three (3) years from the date on which his employment with the Company terminates (for any reason) or this Agreement expires, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. Notwithstanding the foregoing, if Employee's employment is terminated by the Company without Cause, then Employee's noncompetition obligations under this
Section 8.2 shall terminate at such time as the Company is no longer paying continual base salary and bonus payments to Employee under Section 7.1hereof. A "Competitor" shall include any business operating, or granting franchises or licenses to others to operate, a restaurant or other food service business deriving more than ten percent (10%) of its gross receipts, excluding gross receipts relating to the sale of alcoholic beverages, from the sale of submarine, hoagie, hero-type, and/or deli-style sandwiches in each case within any state, country or province in which the Company has restaurant operations as of the termination date, unless released from such obligation in writing by the Company's Board of Directors. This Section 8.2 will not, however, prohibit Employee from owning securities in a Competitive Business if such securities are listed on a stock exchange, or quoted on an automatic quotation system of The Nasdaq Stock Market, and represent five percent (5%) or less of that class of securities issued and outstanding. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent.

         8.3      SCOPE OF NONSOLICITATION

         Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of the Company to cease his relationship with the Company or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to do business or in any way become associated with any Competitor. This Section 8.3 shall apply during the time period and geographical area described in Section 8.2 hereof.

         8.4      NONDISCLOSURE; RETURN OF MATERIALS

         During the term of his employment by the Company and following termination of such employment, he will not disclose (except as required by his duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other "Intellectual Property" or any other confidential information, whether patentable or not, of the Company of which Employee becomes informed or aware during his employment, whether or not developed by Employee. In the event of the termination of his employment with the Company or the expiration of this Agreement, Employee will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to the Company which pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

         8.5      EQUITABLE RELIEF

         Employee acknowledges that the provisions of this Section 8 are essential to the Company, that the Company would not enter into this Agreement if it did not include this Section 8 and that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by damages, and Employee agrees that the Company, notwithstanding any other provision of this Agreement, including, without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 8.

         Employee acknowledges that damages would be an inadequate remedy for breach of any of the provisions of this Section 8, and that any breach of such provisions will result in immeasurable and irreparable harm to the Company and its affiliates. Therefore, in addition to any other remedy to which the Company may be entitled by reason of Employee's breach of any such provision, the Company shall be entitled to equitable relief against Employee, including, but not limited to, temporary, preliminary and permanent injunctive and/or equitable relief. Without limiting the generality of the foregoing, Employee agrees that a showing by the Company of a breach of any provision of this Section 8 shall constitute, for the purposes of all determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle the Company to temporary, preliminary and permanent injunctive relief.

         8.6      EFFECT OF VIOLATION

         Employee and the Company acknowledge and agree that additional consideration has been given for Employee entering into this Section 8, such additional consideration including, without limitation, the annual bonus pursuant to Section 4.2 above and certain provisions for termination payments pursuant to Section 7 above. Violation by Employee of this Section 8 shall relieve the Company of any obligation it may have to make such bonus and termination payments, but shall not relieve Employee of his obligations, as required hereunder, not to compete.

         8.7      DEFINITION OF THE COMPANY

         For purposes of Section 8.2 and Section 8.3 hereof, the "Company" shall include all subsidiaries of the Company, the Company's parent corporation (if any) and any business ventures in which the Company, its subsidiaries or its parent corporation may participate.

9.       REPRESENTATIONS AND WARRANTIES

         In order to induce the Company to enter into this Agreement, Employee represents and warrants to the Company neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

10.      FORM OF NOTICE

         All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

         If to Employee:      Richard E. Schaden

                              ----------------------------------------------

                              ----------------------------------------------


         If to the Company:   The Quizno's Corporation
                              1415 Larimer Street
                              Denver, CO 80202
                              Attention:  Patrick E. Meyers, Vice President and
                              General Counsel

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.      ASSIGNMENT

         This Agreement is personal to Employee and shall not be assignable by Employee. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.      WAIVERS

         No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.      ARBITRATION

         Subject to the provisions of Section 8.5 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.      AMENDMENTS IN WRITING

         No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Employee.

15.      APPLICABLE LAW

         This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Colorado, without regard to any rules governing conflicts of laws.

16.      SEVERABILITY

         If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or unenforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.      HEADINGS

         All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.      COUNTERPARTS

         This Agreement, and any amendment or modification entered into pursuant to Section 16 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.      ENTIRE AGREEMENT

         This Agreement on and as of the date hereof constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

         IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.


                                       RICHARD E. SCHADEN


                                       ------------------------------------


                                       THE QUIZNO'S CORPORATION



                                       By:
                                          ---------------------------------

                                       Name
                                            -------------------------------

                                       Title:
                                             ------------------------------